Exhibit 99.1
Cohen & Steers, Inc.
1166 Avenue of the Americas
New York, NY 10036
212 832 3232

Contact:
Robert Klemens
Vice President
Communications
212 796 9377

Cohen & Steers Appoints Lisa Dolly to Board of Directors

NEW YORK, August 19, 2024—Cohen & Steers, Inc.’s (NYSE: CNS) Board of Directors has appointed Lisa Dolly as a director of the company. Ms. Dolly has also been appointed as a member of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Ms. Dolly is the former Chief Executive Officer of Pershing LLC, a subsidiary of The Bank of New York Mellon Corporation. Ms. Dolly’s career spanned over 30 years at Pershing, including over two decades in senior leadership positions. In addition to serving as Chief Executive Officer from 2016 – 2019, Ms. Dolly served as Pershing’s Chairman from 2019 – 2020 and Chief Operating Officer from 2013 – 2016.

Martin Cohen, Chairman of the Board, said:
“On behalf of the Board of Directors, we are excited to have Lisa join us. We believe Lisa’s diverse and extensive leadership will be a valuable asset to the firm, the Board and our shareholders.”

Joseph Harvey, Chief Executive Officer & President of Cohen & Steers, said:
“With her experience as the former CEO of one of the largest clearing platforms, and her extensive service on multiple boards within the fund and advisor industry, Lisa brings an exceptional depth of knowledge, expertise and insight that will be highly valuable to our corporate board."

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

SOURCE: Cohen & Steers
CONTACT: Robert Klemens
Vice President, Communications, Cohen & Steers
media@cohenandsteers.com

Website: https://www.cohenandsteers.com
Symbols: NYSE: CNS

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